Exhibit 10.3

AMPIO PHARMACEUTICALS, INC.

EXTENTION AGREEMENT FOR NOTES PAYABLE

TOTAL PRINCIPAL AMOUNT: $230,000

Effective Date: January 31, 2011

Greenwood Village, CO 80111

On August 12, 2010 and August 16, 2010, the undersigned Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Maker”), issued two promissory notes (the “Notes”) in the amounts of $30,000.00 and $200,000.00, respectively, and promised to pay to the order of Michael Macaluso, and his successors or assigns (collectively, the “Holder”), the aggregate sum of $230,000.00 due under the Notes, together with interest at the rate of 8.0% (eight percent) per annum until the Notes are paid in full. The Notes were originally due on January 31, 2011.

In consideration of this extension agreement, the payment of $100, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the Holder and the Maker, the Maker and the Holder hereby agree to extend the due date of the Notes to the earlier of (i) closing of a public or private equity financing (the “Offering”) in an amount exceeding $5 million, or (ii) April 30, 2011. All of the other terms of the original Notes remain unchanged.

Maker may prepay the Notes in part, or in full, prior to the due date of the Notes. Payments of principal and interest shall be made at the place that Holder from time to time shall direct in writing.

In witness whereof, the parties hereto have executed this Extension Agreement for Notes Payable, to be effective the date specified above.

Maker:

Ampio Pharmaceuticals, Inc.

By:	/s/ Donald B. Wingerter
Donald B. Wingerter, Chief Executive Officer

Holder:

Michael Macaluso

By:	/s/ Michael Macaluso
Michael Macaluso